Exhibit 3.1

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

of

RAYTHEON COMPANY

Raytheon Company, a corporation organized under the Delaware General Corporation Law, does hereby certify as follows:

1.	The name of the corporation (the “Corporation”) is Raytheon Company.

2.	The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 2, 2002 and was amended on May 5, 2005.

3.	That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the following proposed amendment to the Restated Certificate of Incorporation, as amended, of said Corporation, declaring said amendment to be advisable and calling upon the Corporation’s stockholders to consider said amendment at its next annual meeting of stockholders.

VOTED: To delete Article V of the Restated Certificate of Incorporation, as amended, in its entirety and substitute in lieu thereof the following:

Article V

Stockholder Action

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only (i) by the Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”), (ii) by the Chairman of the Board, or (iii) pursuant to the written request of the holders of not less than twenty-five percent (25%) of the outstanding shares of the Corporation’s voting capital stock, as specified in and subject to the provisions and conditions of the Corporation’s By-Laws. No business other than that stated in the notice shall be transacted at any special meeting.

4.	Thereafter, pursuant to resolution of the Board of Directors, the above amendment was approved by the requisite number of shares at the Corporation’s annual stockholders’ meeting on May 27, 2010, duly called and held upon notice given in accordance with Section 222 of the Delaware General Corporation Law.

5.	This Amendment to the Restated Certificate of Incorporation of the Corporation, as amended, set forth above has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

This Certificate has been duly executed by the undersigned on behalf of the Corporation on June 2, 2010.

RAYTHEON COMPANY

/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

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